Exhibit 99.1

RGP’s Murray to Retire from Executive Chairman Role, Will Remain as Chairman of the Board

IRVINE, Calif.--(BUSINESS WIRE)--July 16, 2015--Resources Global Professionals (“RGP” or “the Company”), the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that Donald B. Murray will transition at the end of August 2015 from his role as Executive Chairman to non-employee Chairman of the Board. Mr. Murray, the founder and visionary for RGP, has served as the Company’s Executive Chairman since June 2013, when he transitioned from his role as the Company’s Chief Executive Officer. Since the Company’s formation in 1999, Mr. Murray has continuously served as the Chairman of the Board of Directors.

Mr. Murray founded RGP in 1996, as a venture-backed operating entity within a Big Four accounting firm. He led a management buyout of RGP in 1999, with the private equity firm, Evercore Partners. Mr. Murray served as the Company’s CEO for more than 17 years, and his leadership was characterized by a record of significant growth, creation of a strong corporate culture and the development of a unique, agile business model providing intellectual capital on demand to a growing and loyal client base around the world.

In announcing this move, Mr. Murray stated: “I have enjoyed leading and serving RGP for almost 20 years. I am grateful to our Board of Directors, our management team, and all of our employees who have contributed to the success of our organization. This planned retirement is consistent with our Company’s succession strategy, as I have worked with Tony Cherbak, RGP’s CEO, over the past two years to complete the executive transition. I am excited about the future of RGP as I believe that Tony will lead the organization successfully into the next stage of growth and development.”

Robert Pisano, who will continue in his role as Lead Independent Director of the Board said: “We are grateful for Don’s vision and keen understanding of the professional services and consulting industry. As Chairman of the Board, Don will continue to serve the organization with his strategic insights and passion for helping clients solve their business issues. We are operating in a new economy which demands increasing agility and flexibility. RGP is perfectly poised to deliver for our clients.”

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,300 professionals, annually serving over 1,700 clients around the world from 68 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

CONTACT:
Media Contact:
For RGP
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
RGP
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500
nate.franke@rgp.com